EXHIBIT 5.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-10 of Vox Royalty Corp. for the registration of its common shares, preferred shares, debt securities, subscription receipts, warrants and units, or any combination thereof, of our report dated April 26, 2021, with respect to the consolidated financial statements of Vox Royalty Corp. as at and for the year ended December 31, 2020.

McGovern Hurley LLP

/s/ McGovern Hurley LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto Canada

October 25, 2022